Exhibit 99.2

Final Transcript

Mar. 24. 2005 / 2:30PM, GGI — Q4 2004 The GEO Group Earnings Conference Call

CORPORATE PARTICIPANTS

Rosa Suarez
The GEO Group, Inc. — IR

George Zoley
The GEO Group, Inc. — Chairman and CEO

Wayne Calabrese
The GEO Group, Inc. — President and COO

CONFERENCE CALL PARTICIPANTS

Patrick Swindle
Avondale Partners — Analyst

Todd Van Fleet
First Analysis Securities Corp. — Analyst

Scott Schneeberger
Lehman Brothers — Analyst

Scott Lipman
Lehman Brothers — Analyst

Andrew Berg
Analyst

PRESENTATION

Operator

     Welcome to your fourth-quarter 2004 GEO Group earnings conference call. My name is Jean; I will be your conference coordinator today. At this time all lines are in a listen-only mode, and towards the end of the conference call we will be taking questions. (OPERATOR INSTRUCTIONS) At this time I will turn urn the call over to host, Ms. Suarez. Ma’am, over to you.

     Rosa Suarez — The GEO Group, Inc. — IR

     Thank you, operator. Good afternoon, everyone, and thank you for joining us for today’s discussion of the GEO Group’s fourth-quarter 2004 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; accompanied by Wayne Calabrese, Vice Chairman, President, and Chief Operating Officer; Jerry O’Rourke, Chief Financial Officer; David Watson, Treasurer and Vice President of Finance; Brian Evans, Vice President of Accounting and Chief Accounting Officer.

This afternoon we will discuss our fourth-quarter performance, current business development activities, and conclude the call with a question-and-answer session. This conference is also being webcast live at the Company’s website at www.thegeogroupinc.com. A telephonic replay will be available through April 24. The replay telephone number is 1-888-286-8010.

Before I turn the call over to George, please let me remind you that much of the information we will discuss today, including the answers we give in response to your questions, may conclude forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various other factors contained in the Company’s Securities and Exchange Commission filing, including the Forms 10-K, 10-Q, and 8-K reports. With that, please allow me to turn this call over to George Zoley. George?

Final Transcript

Mar. 24. 2005 / 2:30PM, GGI — Q4 2004 The GEO Group Earnings Conference Call

     George Zoley — The GEO Group, Inc. — Chairman and CEO

     Thank you, Rosa. Good afternoon to everyone. Thank you for joining us today as I provide an overview of GEO’s financial results for the fourth quarter of 2004 and discuss our prospects for 2005. When I conclude my prepared remarks, I will open up the call to a question and answer session.

As announced in the press release we issued today, our fourth-quarter earnings were $5.3 million or $0.54 per share, based on 9.8 million diluted weighted average shares outstanding. For comparison purposes, these fourth-quarter 2004 earnings results were nearly 60% higher than our earnings for the fourth quarter of 2003, which were $3.3 million or $0.34 per share based on 9.7 million diluted weighted average shares outstanding.

Our fourth-quarter 2004 results included income from continuing operations of $5.5 million or $0.57 per share, and a loss from discontinued operations of $270,000 or $0.03 per share related to our former immigration detention center operations in Australia.

These results reflect a positive tax benefit of $3.4 million in the fourth quarter of 2004 or $0.34 per share from additional Foreign Tax Credits related to the July 2003 sale of our 50% interest in our former UK joint venture, which we were able to realize during the fourth quarter of 2004. Our fourth-quarter 2004 results also reflect a charge of $3 million or $1.8 million after-tax related to our deactivated Jena, Louisiana, facility which I will discuss in detail later in the call, and a charge of approximately $1.3 million pretax or $800,000 after-tax for deferred costs related to merger and acquisition activity. We have taken this write-down because we believe these acquisitions are no longer probable in the near future.

Fourth-quarter 2004 pro forma net income from continuing operations was $4.8 million or $0.49 per share compared to pro forma net income of $2.7 million or $0.27 per share for the same period in 2003. Pro forma earnings exclude discontinued operations and the items I just discussed.

Our fourth-quarter results capped an outstanding year for 2004. Year-end net income was $16.8 million or $1.73 per share based on 9.7 million diluted weighted average shares outstanding. This year-end net income includes income from continuing operations of $17.4 million or $8.79 per share and a loss from discontinued operations of $615,000 or $0.06 per share. These 2004 results compare with net income of $44.8 million or $2.83 per share for 2003, based on 15.8 million diluted weighted average shares outstanding. Year-end 2003 net income includes income from continuing operations of $41.6 million or $2.63 per share, and income from discontinued operations of $3.2 million or $0.20 per share.

2004 pro forma net income was $14.4 million or $1.48 per share. This compares to pro forma net income for 2003 of $15.2 million or $0.97 per share. 2004 pro forma net income excludes the items I just discussed as well as the positive impact from $2.2 million of after-tax adjustment to our insurance reserves in the third quarter of 2004.

2003 pro forma net income excludes the discontinued operations of $3.2 million after-tax; $32.7 million after-tax gain from the sale of PCG; $1.2 million after-tax write-off of deferred financing fees; $3 million after-tax charge for the inactive Jena facility; and $2.2 million after-tax charge for transitioning costs related to our discontinued contract in Australia.

Revenue from continuing operations for 2004 increased to $614.5 million from $567.4 million for 2003. Our fourth-quarter revenue increased to $166.1 million from $148.8 million for 2003. Our 2004 revenues include $15.3 million of construction revenue related to the expansion of our South Bay Correctional Facility in Florida. The total project will generate construction revenues of approximately $22 million, and we expect to complete this expansion in the second quarter of 2005.

It should be noted that there was an extra week in 2004, resulting in an additional $11.4 million in revenues as compared to the previous year. Additionally, a stronger Australian dollar contributed to a $1.2 million increase in revenues in the fourth quarter of 2004 and a $9.7 million increase in revenues for the entire year.

Furthermore, revenues for 2004 reflect an increase of $4.9 million related to the opening of the Lawrenceville, Virginia, correctional center in March of 2003, and an increase of $12.8 million related to the opening of the Sanders Estes unit in Venus, Texas, in January 2004. Revenues also increased due to contract cost of living adjustments and improved terms negotiated in a number of our contracts. These factors offset a decrease of approximately $24.6 million in revenues related to the discontinuation of our management contracts for the Willacy and John R. Lindsey state jails in Texas.

Operating expenses for 2004 increased to $514.9 million from $484 million for 2003. Fourth-quarter 2004 operating expenses increased to $141.8 million from $125.3 million for the same period in 2003. Operating expenses in 2004 included a third-quarter onetime $4.2 million pretax

Final Transcript

Mar. 24. 2005 / 2:30PM, GGI — Q4 2004 The GEO Group Earnings Conference Call

reduction or $2.2 million after-tax reduction in our general liability automobile and workers compensation insurance reserves, and a fourth-quarter charge of $3 million pretax or $1.8 million after-tax related to our deactivated Jena, Louisiana, facility.

Our 2003 operating expenses included a third-quarter charge of approximately $5 million pretax or $3 million after-tax related to our deactivated Jena, Louisiana, facility, and expenses of approximately $3.6 million pretax or $222 million after-tax related to the transitioning of our DIMIA contract also in the third quarter of 2003. Other increases in operating expenses for the fourth quarter and year-end 2004 are consistent with the increases in revenues related to the strengthening of the Australian dollar as well as nominal inflationary increases.

Depreciation and amortization expense for 2004 was $14.5 million compared to $13.9 million for 2003. Fourth-quarter 2004 depreciation and amortization expense increased to $3.8 million from $3.6 million for the same period in 2003.

2004 general and administrative expenses increased to $45.9 million, up from $39.4 million a year ago. Our fourth-quarter 2004 G&A expense increased to $13.3 million, up from $10.8 million for the same period a year ago. These increases reflect a write-down of approximately $1.3 million pretax or $800,000 after-tax of deferred costs related to merger and acquisition activity in the fourth quarter and higher costs related to the implementation of the Sarbanes-Oxley Act, including accounting, legal, and other professional fees. These increases were also impacted by additional corporate office personnel retained as a result of the assumption of corporate functions and services that were previously provided by our former parent company the Wackenhut Corporation.

As previously discussed, we recognize a tax benefit of $3.4 million as a result of recognizing Foreign Tax Credits from the sale of our joint venture in the UK. Our fourth-quarter effective tax rate excluding the benefit of $3.4 million reflects the impact of certain expenses which are not deductible for tax. We expect our effective tax rate to be approximately 39% in 2005.

2004 equity income from affiliates decreased to $0 down from $1.3 million a year ago. Fourth-quarter 2004 equity income from affiliates was $239,000 compared to $117,000 for the fourth quarter of 2003. 2003 equity income from affiliates reflects the results of our UK joint venture prior to the sale of our interest in July of 2003.

Our compensated man-days increased to 3.4 million for the fourth quarter of 2004 compared to 3.1 million for the fourth quarter of 2003. These figures include our South African joint venture, but exclude our DIMIA facilities and our former United Kingdom joint venture. Our fourth-quarter 2004 average occupancy rate remained constant at approximately 99%.

Our average correctional per diem rate for the fourth quarter of 2004 was $50.39 compared to $46.01 for the fourth quarter of 2003. These figures include the results from our South Africa joint venture. This increase is due to higher per diem rates generated from our existing and new correctional contracts.

Turning to our balance sheet, cash at the end of 2004 was approximately $93 million compared to $52 million at the end of 2003. At year-end 2004, our balance sheet reflected approximately $198 million in total debt, not including nonrecourse debt of approximately $44.7 million related to the financing of the facility in Australia.

This total debt of approximately $198 million is comprised of $51.5 million in borrowings outstanding under the term loan portion of our senior secured credit facility, bearing interest at LIBOR plus 2.5%, and $150 million of 10-year 8.25% senior unsecured notes. The total debt figure is net of commissions of approximately $4 million and interest rate swap market valuation increase of approximately $750,000.

Our net debt position was approximately $95 million at the end of 2004, excluding nonrecourse debt. Additionally, we own four properties which we operate with an approximate value of $150 million. Our senior secured credit facility consists of the term loan and a $50 million revolver, bearing interest at LIBOR plus 2%, which at the end of the fourth quarter had no amounts outstanding and $32.8 million set aside for letters of credit.

In summary, we feel we have a very, very strong balance sheet. This concludes my overview of our financial performance during the fourth quarter. I would like to say that we’re very pleased with these results.

Now, turning to our 2005 guidance. We have recently finished our budgeting process for the year 2005, and based on our modeling, we offer 2005 revenue guidance in the range of 590 to $614 million, including approximately $6.6 million in construction revenue related to the expansion of our South Bay Correctional Facility in Florida. Our 2005 earnings per share guidance is in the range of $1.70 to $1.79. This EPS guidance should be compared to 2004 pro forma earnings of $1.48.

Final Transcript

Mar. 24. 2005 / 2:30PM, GGI — Q4 2004 The GEO Group Earnings Conference Call

Our 2005 revenue guidance (indiscernible) difference in the number of weeks from 2004 to 2005. Fiscal year 2004 had 53 weeks, while fiscal year 2005 has 52 weeks. As previously noted, the additional week in 2004 resulted in an increase of approximately $11.4 million in revenues for the year.

We expect first-quarter 2005 revenues to be in the range of 149 to $155 million and first-quarter 2005 earnings to be in the range of $0.27 to $0.30. First-quarter projected earnings are impacted by higher payroll-related taxes for state and federal unemployment insurance.

We expect second-quarter 2005 revenue to be in the range of 151 to $157 million and second-quarter 2005 earnings to be in the range of $0.50 to $0.52. Second-quarter projected earnings reflect lower taxes for state and federal unemployment insurance, and performance awards under two of our federal contracts. We expect third-quarter 2005 revenues to be in the range of 144 to $150 million, and third-quarter 2005 earnings to be in the range of $0.46 to $0.48.

We expect fourth-quarter 2005 revenues to be in the range of 146 to $152 million, and fourth quarter 2005 earnings to be in the range of $0.47 to $0.49. Fourth-quarter projected earnings also reflect performance awards under two of our federal contracts.

Now I would like to provide you with an update on several significant events. I would like to begin by addressing the recent developments in the state of Michigan, which have been covered in the local media during the past several weeks. To our knowledge, the 480-bed Michigan Youth Correctional facility is fully funded through September 30, 2005, the end of the state’s current fiscal year. We’re working in tandem with local county officials as well as community civic and business leaders to present a unified voice to the state as to the importance of keeping the facility, which represents approximately 10% of the employment for Lake County funded beyond October 1. If the state of Michigan does not fund our management and lease contracts beyond this fiscal year, we may have to incur an operating charge related to this facility.

Next, I would like to discuss our immigration contract for the management of the 200-bed Queens private correctional facility, which is set to expire at the end of March 2005. We have received a notice from ICE of a three-month extension of our contract through June 30, 2005; however, ICE has not yet exercised its renewal option for a full option year. We have a non-cancelable (ph) operating lease for the facility with the Correctional Properties Trust that runs through April 2008. We are actively working to obtain a full one-year extension of our contract with ICE under revised terms and conditions. If ICE does not exercise its one-year renewal option and we are unable to find alternative correctional use for the facility or sublease the facility, we may be required to record an operating charge related to a portion of the future lease costs. The remaining total lease obligation is approximately $4.7 million through April 28, 2008.

I would now like to address several issues related to Sarbanes-Oxley with you. We have restated our financial statements for fiscal years 2002 and 2003 with the SEC for three items which I will discuss separately. None of these adjustments affect the Company’s cash position. The first item relates to our Company’s vacation policy. As a result of our Sarbanes-Oxley review we have determined that our vacation accrual practices were not in full compliance with GAAP.

The second item relates to our practice for depreciating leasehold improvements. It was determined that we had improperly included a lease option period when determining the amortization for certain leasehold improvements. The third item relates to our joint venture with South Africa Custodial Management or SACM. We have determined that (technical difficulty) from this joint venture must be consolidated. There is no earnings impact due to this consolidation of SACM. The restatement related to these three items resulted in a decrease in net income of $400,000 or $0.03 per share for 2003, and a decrease in net income of 500,000 or $0.02 per share in 2002.

I would now like to discuss our decision to incur an additional pretax operating charge of $3 million or $1.8 million after-tax related to our deactivated 276-bed Jena, Louisiana, facility. We believe this additional operating charge is sufficient to cover our costs under the lease for the facility until a new client or sublease is in place, or until the facility is sold. We believe one of these events will occur prior to January 2008.

Although we are continuing to pursue accretive acquisition opportunities, we are taking a fourth-quarter charge of $1.3 million for expenses previously incurred related to acquisitions not likely to occur in the near future. We are still focusing our efforts on identifying accretive opportunities in correctional and mental health services. Given our strong capital and organizational structure, we are well positioned to make accretive acquisitions.

Finally, you may remember that last December we announced the opening of our head office in the United Kingdom to vigorously pursue new business opportunities in England, Scotland, and Wales, which currently represent the second-largest private correctional market in the world. Our new United Kingdom head office is located near London, England, and it is headed by Walter McGowan, serving as Managing Director, and Colin Dobell, serving as Financing Director. Both of them bring extensive public and private UK correctional experience to our Company, having

Final Transcript

Mar. 24. 2005 / 2:30PM, GGI — Q4 2004 The GEO Group Earnings Conference Call

been most recently employed by Global Solutions Limited in the UK. We welcome them to our management team. This marks an important milestone for our Company as we re-enter the UK market, committed to re-establishing a strong business presence.

Before turning to our business development efforts, I would like to give an update on our most recent contract awards and current facility expansions. With regards to our most recent awards, you may recall that on December 20 of last year, we announced that after a very competitive process we were selected to negotiate a contract with Montgomery County, Texas, for the management and operation of a 1,150-bed Montgomery County jail. The Montgomery County jail currently houses approximately 710 county inmates and approximately 100 detainees for the U.S. Marshals Service under an intergovernmental agreement between the county and the Marshals Service. The contract will require us to manage and operate the entire facility and to market approximately 340 additional available beds to federal detention agencies. We are currently negotiating this contract with the county, and we expect to have an agreement in place within the next several weeks, again, transitioning shortly thereafter.

Additionally, on January 5, 2005, we announced the signing of a contract with the state of California Department of Corrections for the housing of up to 215 minimum security adult male inmates at our reactivated 224-bed McFarland Community Correctional Facility located in McFarland, California. The annual value of the contract, which has a one-year term beginning in January 1, 2005, is estimated to be approximately $3 million for fiscal year 2005. Under the terms of the contract, we are receiving operational per diem payments of $33.06, as well as reimbursement for expenses related to insurance, energy, and lease costs estimated at approximately $900,000 annually. The first prisoners arrived at the facility on February 25.

Furthermore, earlier today, we announced the signing of a contract with a Victoria Police in Australia for the continued management and operation of our 68-bed Melbourne Custody Centre. We were selected as the preferred provider by the State of Victoria after a very competitive rebid procurement process. We have managed and operated this center since 1999. The contract, which is a three-year term beginning March 29, 2005, and ending March 28, 2008, with the option of two additional one-year extensions, is expected to generate $4.5 million in annual revenues.

With regards to our current facility expansions, the 543-bed expansion to our 1,318-bed South Bay Correctional Facility is expected to be completed in the second quarter of 2005. When full, the expansion will generate approximately $6 million in additional annual revenue.

Additionally, on March 1, we announced our plans to proceed with a 600-bed expansion of our 1,900-bed Lawton Correctional Facility in Oklahoma. This 600-bed expansion in the facility will house adult male medium-security inmates and is expected to become operational during the second quarter of 2006. We welcome this opportunity to strengthen our partnership with the state of Oklahoma. Based on our present per diem of $40.42, the 600-bed expansion represents a potential of $8.9 million of additional revenues when the expansion beds are fully occupied.

Moving now to our business development activities, we are continuing our efforts to expand every area of our business in domestic and international correctional, mental health, and special needs population management services as well as other related management services for governmental clients. I would like to began with the pending proposals which we have submitted to governments on either solicited or unsolicited basis. We have currently submitted proposals and are awaiting awards or are in negotiations with current and potential clients for new expansion bed projects totaling approximately 18,000 beds.

Domestically, we have submitted a proposal in response to a solicitation issued by the U.S. Marshals Service for up to 2,800 beds within a 50-mile radius of the new federal courthouse in Laredo, Texas. We expect the award for this project to be made by the third quarter of this year. This is the first federal project to offer a 20-year contract term inclusive of option terms.

We have also submitted a proposal for the management and operation of a 750-bed jail in Smith County, Texas. We expect an award for this project to be made shortly. Furthermore, we have submitted a proposal in response to a procurement issued by the state of Florida for a 1,280-bed adult male private prison to be located in Graceville, Florida. We expect this project to be awarded sometime in the second quarter of this year.

In Texas we have submitted proposals in response to procurements issued by the Department of Criminal Justice related to two of our existing facilities, the 520-bed Kyle Correctional Center and the 520-bed Bridgeport Correctional Center. We expect awards for these two procurements to be made sometime in the second quarter of this year.

Also, we submitted a proposal in Virginia to the Department of Corrections under the Public Private Educational Facilities and Infrastructure Act for the development and operation of one or two 1,500-bed correctional facilities. We are awaiting a decision by the Department to proceed with one or both of the proposed prisons. If the Department decides to proceed with an award, it is likely that the prison or prisons would be completed and opened sometime in 2007 or 2008.

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Mar. 24. 2005 / 2:30PM, GGI — Q4 2004 The GEO Group Earnings Conference Call

In Tennessee, we submitted a proposal on March 8 in response to a solicitation by Shelby County for the management and operation of their existing county correctional and jail facilities totaling approximately 5,000 beds. The solicitation also calls for the potential construction and management of a new facility or facilities to replace some or all of the existing facilities. If the county proceeds with this project, we expect a contract award to be made in the second quarter or third quarter of 2005.

In the mental health area, we were the only respondent to the state of Florida’s RFP for the management of the existing 200-bed South Florida valuation and treatment center, and the construction and operation of a new 200-bed forensic facility to take its place. We expect a contract award decision to be made in the next 30 to 60 days. The Florida forensic hospital currently has an annual budget of approximately $24 million. Full management of the hospital is expected to take place beginning in January 2006, followed by a two-year construction period for the completion and operation of the new facility. We are also currently in discussions with another state jurisdiction for the potential management of a 425-bed mental health hospital.

In addition to these previously submitted and pending proposals we’re preparing to submit solicited and unsolicited new proposals to existing and potential clients for approximately 2,300 beds. As you may recall, a request for information was published by the California Department of Corrections in an effort to identify bidders for 1,000 community and correctional facility beds. We responded to this request and are awaiting a decision by the Department to move forward with solicitations. We are also currently in discussions with another county jurisdiction on an unsolicited basis for a project totaling 1,140 beds.

Internationally, we have responded to an expression of interest published by the New South Wales government in Australia for noncustodial services at a new 128-bed forensic hospital under the government’s public private partnership program.

With respect to pipeline projects, we expect to be preparing proposals in the next 12 to 18 months for a number of projects totaling approximately 22,000 beds, both domestically and internationally. Approximately 7,000 beds are in the domestic U.S. market, and 15,000 beds are in the international market, and 500 beds are in the mental health services area.

This growth potential continues to be based on several factors that are favorable to our industry. The President’s 2006 budget proposal calls for a $348 million increase in discretionary funding for the Office of Federal Detention Trustee, raising the requested discretionary funding to over $1.2 billion to support an average daily detainee population in excess of 60,000 individuals. In addition, the President’s 2006 proposed budget for the Federal Bureau of Prisons calls for $20 million in additional funding for 1,600 new private contract beds.

Specifically in the U.S., the Bureau of Immigration and Customs Enforcement has issued a presolicitation notice for a 750-bed detention facility to be located near the Denver, Colorado, area. We expect that procurement will be issued by the Office of Federal Detention Trustee this year, with an award being made in the first quarter of 2006. We will be submitting a proposal for the expansion of our 350-bed our Aurora, Colorado, ICE processing center in response to this solicitation.

In addition, we are expecting procurement sometime in 2005 for additional federal projects, one by the Bureau of Immigrations and Customs Enforcement through the Office of Federal Detention Trustee for a 1,000-bed detention facility located near Phoenix, Arizona, and one or more procurements by the Bureau of Prisons for 4,500 low-security beds. We expect that awards for these projects will be made sometime in 2006.

At the local level we are expecting a procurement to be issued by a county in the northeastern United States for the management of its 400-bed county jail. Internationally, in England and Wales, the National Office — Offender Management Service announced on March 22 that it plans to invite for the first time competitive bids for the management of a group or cluster of three prisons totaling 2,224 beds. These prisons are the 985-bed Elmley prison; the 464-bed Standford Hill prison; and the 775-bed Swaleside prison, which are all located on the Isle of Sheppey. As I stated earlier we have obtained new office space outside of the London area. We have opened our regional UK office there in order to establish our presence in the United Kingdom.

We also continue to modern business opportunities on the Republic of South Africa, where as you may recall the Department of Correctional Services has announced that it plans to move forward with the development and operation of four new 3,000-bed prisons on a public-private partnership basis. The government has appointed a team of project advisers to perform a feasibility study and to facilitate negotiations between the Department of Correctional Services and private parties. The operation of our 3,024-bed prison in a northern province of South Africa has been very successful, and we believe we are well positioned to strengthen our partnership with South Africa’s Department of Correctional Services as they move forward with new solicitations.

Final Transcript

Mar. 24. 2005 / 2:30PM, GGI — Q4 2004 The GEO Group Earnings Conference Call

With regard to our mental health services, the state of New Mexico recently passed legislation allowing the Secretary of Health to contract for the management of an existing 200-bed long-term care facility into privately develop and manage a new replacement hospital. The governor has until April 8 to veto or sign the bill. The administration supported the legislation, so it is likely that it will be supported.

Our Atlantic Shores Healthcare subsidiary continues to build on our current successful partnership with the state of Florida’s Department of Children and Families. We are currently in discussions with several state and local governments around the country to provide mental health services, either in government owned and operated facilities or in new facilities to be developed and operated by Atlantic Shores. We estimate that total annual revenue from this pipeline exceeds $200 million.

That concludes my presentation. I would now be glad to address any questions from our audience.

     QUESTION AND ANSWER

Operator

     (OPERATOR INSTRUCTIONS) Patrick Swindle.

     Patrick Swindle — Avondale Partners — Analyst

     My first question, in looking at the guidance, particularly for the fourth quarter, what is the assumption for the Michigan youth correctional facility? Is it that that facility is full for that fourth quarter period?

     George Zoley — The GEO Group, Inc. — Chairman and CEO

     Our guidance at this present time includes the Michigan facility for the full year.

     Patrick Swindle — Avondale Partners — Analyst

     All right. Does it include any other new business or any new business wins? Or is it based purely off the contracts that are currently in hand?

     George Zoley — The GEO Group, Inc. — Chairman and CEO

     It is based on the current contracts and the phase-out of the New Zealand facility.

     Patrick Swindle — Avondale Partners — Analyst

     My second question, on the acquisition front, obviously you have taken a charge during the fourth quarter. As you look at the potential pipeline, how would you characterize that in terms of the availability of potential acquisitions? I guess as a part two to that, to the extent that you have a large amount of cash on your books, how would you expect to be deploying that cash, to the extent that you don’t find a viable acquisition candidate this year?

     George Zoley — The GEO Group, Inc. — Chairman and CEO

     I am optimistic we will find successful acquisition candidates this year. That will either occur in the corrections industry, in the mental health industry, or a related government service industry.

     Patrick Swindle — Avondale Partners — Analyst

Final Transcript

Mar. 24. 2005 / 2:30PM, GGI — Q4 2004 The GEO Group Earnings Conference Call

     Thank you very much. Excellent quarter.

Operator

     Todd Van Fleet.

     Todd Van Fleet — First Analysis Securities Corp. — Analyst

     I am trying to get a good sense for what Q4 looked like, if you strip out the impact of the South African facility. Can you tell us how much revenue South Africa added during the quarter, and if the related gross margin on that facility is either more or less than (technical difficulty)?

     George Zoley — The GEO Group, Inc. — Chairman and CEO

     It was what? 15 million for the year, 4 million for the quarter? 4 million for the quarter, approximately 15 for the year.

     Todd Van Fleet — First Analysis Securities Corp. — Analyst

     Okay. From a margin standpoint, I guess I would expect that that facility might be slightly better perhaps than the rest of the group overall. Is that a fair assumption?

     George Zoley — The GEO Group, Inc. — Chairman and CEO

     Yes it is.

     Todd Van Fleet — First Analysis Securities Corp. — Analyst

     I guess you included Michigan in your guidance; how about the Queens facility at this stage?

     George Zoley — The GEO Group, Inc. — Chairman and CEO

     It does include Queens as well.

     Todd Van Fleet — First Analysis Securities Corp. — Analyst

     Are you guys planning on reissuing quarterly financials in light of all the restatements that we have seen here in Q4?

Unidentified Company Representative

     Quarterly financials? You mean —?

     Todd Van Fleet — First Analysis Securities Corp. — Analyst

     Above and beyond what you disclosed in the K earlier. Just kind of line by line of what the depreciation impact was, or the impact to each of the line items and so forth?

     George Zoley — The GEO Group, Inc. — Chairman and CEO

     (inaudible) No.

Final Transcript

Mar. 24. 2005 / 2:30PM, GGI — Q4 2004 The GEO Group Earnings Conference Call

     Todd Van Fleet — First Analysis Securities Corp. — Analyst

     With respect to G&A, the uptick of 13.3 million on a sequential basis, of course a certain degree of that might be due to South Africa, but how much is attributed to the vacation expense issue?

Unidentified Company Representative

     For the year 2004?

     Todd Van Fleet — First Analysis Securities Corp. — Analyst

     For the year, and perhaps for the quarter.

Unidentified Company Representative

     For the year 2004 it was only about $400,000; and to answer your depreciation question, the additional depreciation that we recognized in ‘04 as a result of the restatement and the change in the accounting policy was only about $200,000 on an annual basis.

     Todd Van Fleet — First Analysis Securities Corp. — Analyst

     On an annual basis? Okay. Thanks.

Operator

     Scott Schneeberger.

     Scott Schneeberger — Lehman Brothers — Analyst

     Just on Sarbanes-Oxley, could you guys give us the absolute spend on that consulting, legal, accounting for ‘04; and absolutely or directionally what that cost will be in ‘05?

Unidentified Company Representative

     We are breaking that out.

Unidentified Company Representative

     It was about 1.5 million or so in ‘04. (inaudible)

Unidentified Company Representative

     Asking how much of our total was attributable to Sarbanes-Oxley.

Unidentified Company Representative

     Oh, to Sarbanes-Oxley? Approximately $1 million just for Sarbanes-Oxley.

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Mar. 24. 2005 / 2:30PM, GGI — Q4 2004 The GEO Group Earnings Conference Call

     Scott Schneeberger — Lehman Brothers — Analyst

     Okay, in ‘04. Directionally in ‘05 should we see that creep down a little bit?

     George Zoley — The GEO Group, Inc. — Chairman and CEO

     Hope springs (multiple speakers). We hope. But there is no certainty to that.

     Scott Schneeberger — Lehman Brothers — Analyst

     Fair enough. Switching gears a little bit, McFarland, I know you have started taking inmates in, I think it was late February, early March. How is that progressing?

Unidentified Company Representative

     Progressing well, I don’t have the actual occupancy numbers right now, Scott, but I think we are on target with our expectations.

     Scott Schneeberger — Lehman Brothers — Analyst

     Excellent. Finally, on Jena, any update there? Optimism? Any change?

     George Zoley — The GEO Group, Inc. — Chairman and CEO

     I think we have taken a more negative view, in that we have taken an additional charge that takes us to 2008.

     Scott Schneeberger — Lehman Brothers — Analyst

     Okay, fair enough. Thanks.

Operator

     (OPERATOR INSTRUCTIONS) Susan Jansen.

     Scott Lipman — Lehman Brothers — Analyst

     It’s actually Scott Lipman calling in for Susan. My first question also deals with the fourth quarter. You gave us an idea of how much that was impact, how much the fourth quarter was benefited from the extra week. Can you put that in perspective of how much EBITDA benefited or earnings benefited from that extra week?

Unidentified Company Representative

     Approximately 1 million extra, pretax.

     Scott Lipman — Lehman Brothers — Analyst

     1 million extra pretax. Thank you. My second question, you addressed this for a couple contracts, but this looks like a fairly heavy renewal and rebid year. In your 10-K you said six renewals, and 8 rebids. Are there any other contracts that you would like to discuss, that you feel currently foresee any problems coming up in the future? Or any comments around that?

Final Transcript

Mar. 24. 2005 / 2:30PM, GGI — Q4 2004 The GEO Group Earnings Conference Call

     George Zoley — The GEO Group, Inc. — Chairman and CEO

     As you are aware, I think in any given year, a good portion — between a third and a half of our contracts — come up for rebid or renewal. We have had I think a very strong track record as to continuation of those terms, those contracts. So I cannot go through the whole list of them, but in any given year, between a third and a half of our contracts come up for renewal or rebid.

     We have given you our guidance based on our belief as to what the revenues and earnings will be based on the continuation of all of our existing contracts, with the exception of the New Zealand facility, which will be phasing out I believe by the end of the second quarter.

     Scott Lipman — Lehman Brothers — Analyst

     Okay, thank you.

Operator

     Todd Van Fleet.

     Todd Van Fleet — First Analysis Securities Corp. — Analyst

     How much was the construction revenue in Q4? I don’t know if you gave that.

     George Zoley — The GEO Group, Inc. — Chairman and CEO

     (multiple speakers) For the last quarter?

     Todd Van Fleet — First Analysis Securities Corp. — Analyst

     Yes.

Unidentified Company Representative

     I was going to say 7. 6.5 million?

     George Zoley — The GEO Group, Inc. — Chairman and CEO

     For the quarter.

     Todd Van Fleet — First Analysis Securities Corp. — Analyst

     6.5 million in Q4?

     George Zoley — The GEO Group, Inc. — Chairman and CEO

     6.4.

     Todd Van Fleet — First Analysis Securities Corp. — Analyst

Final Transcript

Mar. 24. 2005 / 2:30PM, GGI — Q4 2004 The GEO Group Earnings Conference Call

     6.4 million. Okay, thanks. Just to clarify I guess on the Sarbanes expense, the 1 million or so that you incurred in 2004, how much of that was in Q4?

Unidentified Company Representative

     A lot of it.

     George Zoley — The GEO Group, Inc. — Chairman and CEO

     Maybe most of it. There’s expenses beyond a strict interpretation of Sarbanes-Oxley. There is just a much more thorough review of all accounting practices by our auditors that are contributing to the increased costs in accounting that is being absorbed in the G&A level.

     Todd Van Fleet — First Analysis Securities Corp. — Analyst

     Sure. I am just trying to get a better understanding of what we can expect G&A to look like quarter-to-quarter, looking ahead, just based on what we saw here.

     George Zoley — The GEO Group, Inc. — Chairman and CEO

     I would hope we have topped off at the current levels.

     Todd Van Fleet — First Analysis Securities Corp. — Analyst

     Topped off; but it seems that we should expect it to come down pretty significantly I guess in certain quarters in 2005. Is that a fair assumption?

     George Zoley — The GEO Group, Inc. — Chairman and CEO

     That is a possibility, before taking into consideration any acquisitions that may require that we have to add staff at the G&A level.

     Todd Van Fleet — First Analysis Securities Corp. — Analyst

     Okay, thank you.

Operator

     Andrew Berg. (ph)

     Andrew Berg Analyst

     I apologize. I think I missed this on the call. The costs associated with writing down Jena and the costs associated with writing down the deferred merger costs, what were the pretext numbers again? Those were both written off in SG&A? Or was the Jena cost up above?

Unidentified Company Representative

     The Jena cost, 3 million, is in the operating expense line; and the acquisition cost is 1.3 million. Both pre-tax numbers, and that is in the G&A line.

     Andrew Berg Analyst

Final Transcript

Mar. 24. 2005 / 2:30PM, GGI — Q4 2004 The GEO Group Earnings Conference Call

     Okay. Obviously, you have taken the second write down with respect to Jena and that pushes it out to ‘08. Given that this has been going on for a number of years, is there any reasonable estimate at this point that the thing can actually get turned? Or why not just write the whole thing off at this point?

     Wayne Calabrese — The GEO Group, Inc. — President and COO

     It’s Wayne Calabrese. I think by taking the action we have taken, we have taken a pretty conservative view of it. But it suggests for us that with that amount, as George said in the call, that with that as a discount on a sale or a write down on the lease etc., it frees us up a little bit more in finding an alternative use for the facility, perhaps even making a sale of the facility.

     Andrew Berg Analyst

     Can we read into that also that you are now more aggressively doing those actions, than where you would have been a year-ago?

     Wayne Calabrese — The GEO Group, Inc. — President and COO

     We are continuing some pretty aggressive efforts with different local and state government agencies, as well as talking to even some other private operator groups. So we’re doing a lot of things on a lot of fronts, not just limited to corrections. We think what this additional write-down we have a much better chance of succeeding. (multiple speakers) the right amount, we don’t want to take too much, we don’t want to take too little. We think we have taken the right amount.

     Andrew Berg Analyst

     Okay, great. Thank you very much.

Operator

     (OPERATOR INSTRUCTIONS) There are no questions at this time. I would like turn the call back over to the presenters for closing remarks.

     George Zoley — The GEO Group, Inc. — Chairman and CEO

     Thank you, operator, and thank you for having joined us on this conference call. We look forward to addressing you in the next quarter. Thank you.

Operator

     Ladies and gentlemen, thank you for joining us on the call today. You may now disconnect.